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                                                                   EXHIBIT 6.11

                           REIMBURSEMENT AGREEMENT

     THIS REIMBURSEMENT AGREEMENT (this "Agreement") is made as of the 18th day of November, 1998, by PORTLAND BREWING COMPANY, an Oregon corporation ("Borrower"), to and for the benefit of HARMER MILL & LOGGING SUPPLY CO., an Oregon corporation ("Guarantor").

RECITALS

     A. By a Commercial Guarantee dated September 2, 1998 (the "Guarantee"), given by Guarantor to the Bank of the Northwest (the "Bank"), Guarantor has agreed to act as a primary guarantor on a $600,000 revolving credit line (the "Credit Line") made available by the Bank to Borrower, as more particularly set forth in the Guarantee and in that certain $600,000 note and Credit Agreement dated September 2, 1998, and given by Borrower to the Bank (the "Bank Loan Documents"). The Guarantee is secured by that certain $600,000 Certificate of Deposit # 0109006895 issued by Bank in the name of Guarantor (the "CD") and pledged by Guarantor to the Bank under that certain Assignment of Deposit Account dated September 2, 1998 (the "Pledge Agreement"). Upon a default by Borrower in its obligations to the Bank under the Bank Loan Documents, the Bank is entitled to redeem the CD and apply sums payable upon such redemption to cure any default by Borrower in its obligations under the Bank Loan Documents, which application will be in discharge, in whole or in part, of Guarantor's obligations under the Guarantee.

     B. Guarantor's willingness to give and continue in effect the Guarantee and the pledge of the CD that secures the Guarantee, as set forth in that certain Loan Restructuring Agreement of even date herewith among Borrower, Guarantor and MacTarnahan Limited Partnership (the "Loan Restructuring Agreement"), is conditioned upon Borrower's execution and delivery of this Agreement, whereby Borrower undertakes to pay the standby fee described at Section 2.1 hereof, and Borrower undertakes to reimburse Guarantor in connection with any advance that Guarantor makes on the Guarantee, including by and through the Bank's redemption of the CD and application of the proceeds thereof.

AGREEMENT

     NOW, THEREFORE, in consideration of the premises, Borrower agrees:

     1. TERM. This Agreement shall remain in effect until (a) Guarantor is released and discharged from all of its obligations under the Guarantee and the Pledge Agreement, and (b) if applicable, Borrower has paid and discharged to Guarantor all of its obligations hereunder.

     2.   STANDBY FEES AND INTEREST.

          2.1 STANDBY FEE. Monthly, on or before the 15th day of each month, Borrower shall pay Guarantor a standby fee equal to one percent (1%) per annum of the average daily balance outstanding under the Credit Line during the preceding month, as such outstanding balance is calculated by the Bank in connection with fees charged to Borrower on the Credit Line.

          2.2 INTEREST. Any amount that Guarantor is required to advance to the Bank in respect of a call on the Guarantee (including all amounts payable upon the Bank's redemption of the CD) shall, from the date of such advance (or, if applicable, redemption), bear interest until paid at the CD Rate (defined below) plus one percent (1%) per annum. "CD Rate" means (a) before August 27, 1999 (the expiration date of the CD) the maximum rate of interest payable on the face amount of the CD assuming that the same is held for, and redeemed only upon expiration of, its term, or (b) following such date, the greater of the rate determined under clause (a) or the maximum rate of interest that would be available, as of August 27, 1999, on a

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replacement certificate of deposit, with a one-year term, and assuming that the replacement certificate were held for, and redeemed only on expiration of, such term.

     3. REIMBURSEMENT. Any amount that Guarantor is required to advance to the Bank in respect of a call on the Guarantee (including all amounts applied by the Bank upon the Bank's redemption of the CD) shall be due and payable, together with interest thereon calculated in accordance with Section 2.2, by Borrower to Guarantor on Guarantor's demand therefor. Borrower shall be entitled to prepay all or any portion of the amount payable to Guarantor under this Section 3, provided, that all payments made to Guarantor hereunder shall first be applied to interest accrued to the date of such payment, and the balance shall be applied to the principal obligation.

     4. SECURITY. This Agreement is made pursuant to the Loan Restructuring Agreement and is secured by that certain Security Agreement (Receivables, Inventory and Equipment) given by Borrower to Bank of America, Oregon, dated December 15, 1995 (the "Security Agreement"), the secured party's interest under which was transferred and assigned (a) in full to MacTarnahan Limited Partnership by instrument dated August 17, 1998, and (b) as to an undivided interest, to Guarantor by instrument of even date herewith. The Security Agreement also secures Borrower's obligations under the Loan Restructuring Agreement and the Term Note (as defined in the Loan Restructuring Agreement).

     5.   DEFAULT.

          5.1  EVENTS OF DEFAULT.  If:

               (a) for any payment due hereunder to Guarantor the entire amount due (including principal, interest and any applicable premiums and late charges) is not paid within five (5) days of the date upon which demand for payment was made,

               (b) whether or not the Bank has made a call on the Guarantee and/or exercised its rights to redeem the CD, there exists an event of default under the Bank Loan Documents, or any of them (determined after giving effect to applicable notice and cure periods, if any), or

               (c) there exists an event of default under the Revolving Credit Agreement, the Term Note or the Security Agreement,

               then an Event of Default shall exist hereunder. Upon the occurrence of an Event of Default, or at any time thereafter, at the option of Guarantor, (i) Guarantor shall be released and discharged from any further obligations under Section 1, (ii) the whole of the principal sum (if any) then remaining unpaid under Section 3, together with accrued interest thereon, shall become immediately due and payable without notice, and (c) Guarantor may exercise any remedy available to Guarantor under the Security Agreement. Failure to exercise any right Guarantor may, in the Event of Default, be entitled to, shall not constitute a waiver of the right to exercise such option or any other right in the event of a continuing or subsequent default.

          5.2 DEFAULT CHARGES. At its option Guarantor may accept delinquent payments. Following any Event of Default, due but unpaid interest shall become a part of the principal and shall bear interest at the rate provided at Section 2.2. In addition, Borrower shall pay, during the period an Event of Default continues, default interest on the unpaid principal balance (including the amount of any unpaid interest added thereto) at the rate provided at Section 2.2 plus two percent (2%) per annum. Any such default interest which has accrued, and late charges, if any, shall be paid at the time of and as a condition precedent to the curing of an Event of Default. Guarantor's acceptance of delinquent payments, and/or any default interest thereon calculated pursuant to this Section 5 shall not constitute a waiver of Guarantor's right to declare the whole principal sum and all interest accrued thereon immediately due and payable upon or following the occurrence of any subsequent Event of Default.

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          5.3  COSTS OF DEFAULT.  Borrower shall pay all reasonable costs of collection when incurred by Guarantor, including, but not limited to, reasonable attorneys' fees. Guarantor is authorized to consult with, employ and pay attorneys upon Borrower's default or upon institution of legal proceedings by or against Guarantor in connection with this Agreement or any related document, and Borrower shall reimburse Guarantor for all of Guarantor's legal fees and costs in such amount as the court in any such proceeding and on any appeals from any judgment or decree entered therein may adjudge reasonable. Borrower shall pay all other reasonable costs incurred by Guarantor in collecting or attempting to collect any sums due under this Agreement or protecting or enforcing any rights of Guarantor under this Agreement, including, without limitation, Guarantor's attorneys' fees and costs in such amount as the court in any such proceeding and on any appeals from any judgment or decree entered therein may adjudge reasonable.

          5.4 WAIVERS. Borrower waives demand, protest and notice of demand, protest and nonpayment and hereby consents to: (i) any and all extensions in the time for making payments under this Agreement as Guarantor, in its sole discretion, may grant from time to time, and (ii) the release of any party liable for payment of the obligations hereunder. Borrower waives exhaustion of legal remedies and the right to plead any and all statutes of limitation as a defense to any demand on this Agreement, to any agreement to pay the same. All of the obligations herein contained shall be binding upon Borrower and Borrower's distributees, personal representatives, successors and assigns. All obligations of Borrower shall inure to the benefit of the distributees, personal representatives, successors and assigns of Guarantor. In any action or proceeding to recover any sums herein provided for, no defense of adequacy of security or that resort must first be had to security or to any other person shall be asserted.

     6. GOVERNING LAW. This Agreement is made and delivered in Oregon and shall be governed by the laws of the state of Oregon. Time is of the essence of this Agreement and of each and every provision hereof.

                    PORTLAND BREWING COMPANY,
                    an Oregon corporation

                    By: /s/ Charles A. Adams
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                    Name: Charles A. Adams
                    Title:   President